Exhibit 99.1

InfoSonics Regains Compliance with NASDAQ Rule 5550,

$1.00 Minimum Bid Requirement

SAN DIEGO, February 2, 2011 – InfoSonics Corporation (NASDAQ: IFON) today announced that, on February 1, 2011 it received a notification from the NASDAQ Stock Market indicating that the Company has regained compliance with NASDAQ Rule 5550(a)(2) in that the Company’s closing bid price has been at $1.00 per share or greater for at least 10 consecutive business days. The notification stated that the matter of the deficiency, which arose as of May 4, 2010, is now closed.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to carriers and distributors in Latin America and Asia Pacific. The Company distributes products supplied by OEMs and also designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and at www.verykool.net.

Contacts:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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